215 First Street, Cambridge, MA 02142 www.sagerx.com

Exhibit 10.42

December 15, 2020

Jeff Jonas, MD

Dear Jeff:

We would like to thank you for your contributions toward achieving our mission to make life better for patients with central nervous systems diseases.  We are pleased to confirm the details of your new role, Chief Innovation Officer, effective December 15, 2020.

Your base rate of compensation will be $26,042 bi-monthly (annualized rate of $625,000), less all applicable federal, state, and local taxes and withholdings, to be paid in installments in accordance with the Company's standard payroll practices.  Such base salary may be adjusted from time to time in accordance with normal business practices and at the sole discretion of the Company.

In addition, you will continue to be eligible to participate in the Sage Bonus Plan at an annual target of 45% of your base rate of compensation.  This discretionary bonus will be based on the Company’s assessment and attainment of corporate and individual goals.  For calendar year 2020, you will be eligible to receive your bonus at your current target of 60% with payout determined by the Compensation Committee and Board based on corporate goal achievement.

You will also continue to participate in all Sage benefits plans as well as be eligible for our annual long-term incentive program.  Your existing Change in Control/Severance agreement will remain in place and in effect as well with the understanding that any future implementation of its provisions will be based on the parameters of your new role.

Very truly yours,

Sage Therapeutics, Inc.

/s/ Erin Lanciani

Erin Lanciani

SVP, People & Organizational Strategy

Agreed to and accepted:

/s/ Jeffrey Jonas, M.D.______            December 15, 2020

Jeffrey Jonas, M.D.DATE